Acquisition of Medify Solutions Ltd Registered in England No.
04563797

THIS AGREEMENT is entered into this 27th day of November, 2007 by and between Columbia River Resources Inc, Nevada Corporation (the "Buyer"), and Medify Solutions Ltd., a UK Company (the "seller") who's principle place of business 1 Floor, Victory Point, Nelson Court, Staffordshire Technology Park, Stafford, Staffs, UK, ST18 OGP.

WHEREAS, the Buyer is a Resource Company developed to acquire new solutions and products that will conduct business in various jurisdictions in the areas of health care information dissemination via telecommunications, secure servers and Medify's own technology.

WHEREAS, the seller has Meclify Remote and SystmOne Remote, secure mobile access to patient note software solutions designed to operate on Windows Mobile equipped smartphone/PDA platforms.

And

WHEREAS, the seller has 100 (one hundred) common shares issued and outstanding and no options warrants or preferred shares (refer to exhibit D);

And

WHEREAS, the buyer has 45,200,000 outstanding.
And

WHEREAS, the buyer is a non reporting public company presently listed on the NASD Electronic Pink Sheets:

And

WHEREAS, the buyer is interested in acquiring all of the outstanding stock of the seller, making the seller a wholly owned subsidiary of the buyer, subject to the terms and conditions stated herein.

NOW THEREFORE, it is agreed as follows:

1. Acquisition of Medify Solutions Ltd (UK). The Buyer hereby agrees to acquire 100% of the outstanding shares of the Seller through the issuance of 45,000,000 shares of common stock of the Public Company.

2. Due Diligence Items. Prior to the closing of the acquisition, the Seller shall complete the list of due diligence items contained in the due diligence file, and submit all items to the Buyer for review and approval.

4.  Closing. The acquisition described in paragraph 1 of this Agreement shall be deemed closed on the day 27th day of November 2007.

5.  Confidentiality. All dealings between the parties, including but not limited to the terms and conditions of this Term Sheet shall not be disclosed to the public or any third parties, unless agreed to in writing by all parties hereto. Furthermore, all information that is disclosed to either party shall be considered confidential and may not be disclosed or utilized in any manner by such party without the express written consent of all parties hereto.

6.  Board of Directors. The existing board of directors will resign on closing and the directors of Medify Solutions (UK) Ltd will replace the directors on that date.

THIS AGREEMENT IS EXECUTED THIS 27th DAY OF NOVEMBER 2007

Columbia River Resources Inc. (Buyer)

By:	/s/ Christine Hill

Medify Solutions Ltd (Seller)

By:	/s/